EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q2 2020 Earnings Conference Call August 7, 2020 4:30 PM ET

Company Participants

Phil Carlson – Investor Relations-KCSA Strategic Communications

Matt Morgan – Chief Executive Officer

Megan Jimenez – Chief Financial Officer

Conference Call Participants

Phil Carlson

Good afternoon and welcome to Terra Tech's Second Quarter 2020 Financial Results Conference Call. My name is Phil Carlson from KCSA Strategic Communications. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factor section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today. Management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Matt Morgan, Terra Tech's Chief Executive Officer; and Megan Jimenez, Terra Tech's Chief Financial Officer.

With that, I would now like to hand it over to Mr. Matt. Matt, please go ahead.

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Matt Morgan

Thank you, Phil. Hello to everyone on today’s call and thank you for joining us. I'm pleased to be here today to update you on our business and the events of the past few months. As we discussed on our last call, we experienced a very volatile market and are dealing with these challenges. So the strategy to produce a lean cost-effective business centered around our well-known and popular THC brands.

On today's call, I'll give an overview of where the company is today and then speak to the company's greater strategy for the remainder of 2020 and beyond. I will then hand it off to Megan Jimenez, CFO who will walk through the financial results from the second quarter.

Second quarter revenues decreased to approximately $3.3 million compared to approximately $4.5 million in Q2 2019, due to market conditions. We were impacted by reduced footfall resulting from COVID-19 restrictions. And unfortunately, two of our dispensaries were closed after they were burglarized and damaged in the wake of the recent civil unrest in California.

Blüm Oakland has been closed since May 29 and has not yet reopened. We are working towards reopening in the third quarter of 2020, pending all finalize insurance claims. Blüm San Leandro was burglarized on May 31 and remained closed until July 15. This meant that both of these locations unfortunately didn't contribute revenues for the entire month of June, which has had a significant impact on our second quarter results.

Fortunately, none of our staff were injured during the unrest and our insurance policies are keeping us protected, and we anticipate that this will mitigate the total loss incurred. Our cultivation sellers were not impacted during the civil unrest and have managed to continue production of our IVXX brand of cannabis products.

We have continued to sell them through third-party dispensaries. This shift in revenue mix towards lower margin wholesale products with less revenue from our retail dispensaries reduced overall margins. Despite the recent challenges and uncertainty in the market, we remain focused on our strategy, we'll continue to build out a lean and sustainable business.

Looking ahead, we remain focused on improving the fundamentals in our THC business in California to maximize near-term revenues. We will continue to sell our popular IVXX brand and wholesale products and remain committed to growing our presence of a leading player in this emerging consumer-niche market.

In addition to the reopening of our Blüm dispensary in Oakland, we are prioritizing the opening of our new cannabis retail facility, East Dyer Road in Santa Ana. This was originally planned as an event center, but we've adapted our strategy to suit the current climate. So customers won't have to leave their cars to purchase cannabis.

We believe this will resonate well with people given the current climate conditions. We're also approaching the finish line with our Hegenberger cultivation facility in the Bay Area of California, which will significantly increase our production of IVXX flower. As discussed in our last call, we expect to build our capital base in the second half of 2020, including pursuing a number of asset sales in Nevada to redirect resources, to assets that generate the highest returns in the THC business.

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In essence, we streamlining our cost structure by shedding less lucrative assets and strengthening our cash position so that we can deploy capital and adapt our business strategy in the face of uncertainty. We expect asset sales to collectively bring in approximately $20 million over the course of the next nine months. This includes previously announced sales of our three Blüm retail assets in Nevada, our Blüm retail store in Santa Ana, California.

Furthermore, we anticipate realizing our investment in Hydrofarm Holdings replayed in the year and have non-core assets such as our Carnegie Avenue property. It has cannabis license, which recently closed. Our property on Fourth Street, Fremont, Nevada, and a stake in the Healing Tree Collective, which we expect will contribute to our cash balance.

We remain committed to setting out a path to profitability in 2021. And we believe that we are uniquely positioned with significant amount of the available capital from our asset sales and investments that will fuel our growth without significantly impacting our capital structures. We believe the company has the potential to generate value and are pleased with our demonstrated ability to adapt our corporate strategy in light of recent headwinds.

I'll now turn the call over to Megan Jimenez, CFO to recap our financial results. Megan?

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Megan Jimenez

Thank you, Matt. For the quarter ended June 30, 2020. The company generated revenues of approximately $3.3 million, compared to approximately $4.5 million for the quarter ended June 30, 2019, a decrease of $1.2 million. The decrease was primarily due to the combined impact of COVID-19, which reduced customer traffic and sales volume and civil unrest, which resulted in damage and closure of two of our dispensaries for the month of June.

Terra Tech's gross profit from continuing operations for the quarter ended June 30, 2020 was approximately $1.4 million, compared to a gross profit of approximately $2.3 million for the quarter ended June 30, 2019, a decrease of approximately $0.9 million. Gross margin for the quarter ended June 30, 2020 was approximately 42.1%, compared to approximately 51.4% for the quarter ended June 30, 2019. The shift from being a purely retail company to being fully integrated in 2020 has resulted in a greater percentage of our labor and overhead costs being classified as cost of goods sold rather than selling, general and administrative expenses.

The cost of sales for the quarter ended June 30, 2020 was also negatively impacted by suboptimal purchasing volume, pushing up unit costs. Selling, general and administrative expenses for the three months ended June 30, 2020 were approximately $7.4 million, compared to approximately $8.6 million for the three months ended June 30, 2019, a decrease of $1.2 million. Other operating expenses increased by $10.8 million, primarily due to approximately $11.3 million of non-cash intangible asset impairment charges attributed to our Black Oak Gallery and one for reporting units.

These charges were a result of the continued negative impacts of the COVID-19 pandemic, as well as civil unrest in the Bay area. In comparison, the second quarter of 2019 saw only $0.5 million in impairment charges. We realized an operating loss from continuing operations of approximately $17.3 million for the three months ended June 30, 2020, compared to an operating loss of approximately $6.8 million for the three months ended June 30, 2019. Absent the non-cash intangible asset impairment charges, our operating loss would have been $6 million in the three months ended June 30, 2020 versus $6.3 million for the three months ended June 30, 2019.

Non-operating expenses from continuing operations for three months ended June 30, 2020 were approximately $0.9 million, compared to approximately $2.6 million in the prior year, primarily due to a decrease in our interest expense. The net loss attributable to Terra Tech for the three months ended June 30, 2020 was $18.2 million or $0.10 per basic and diluted share, compared to $10.1 million or $0.10 per basic and diluted share for the three months ended June 30, 2019. The increase in net loss was primarily attributed to the $11.3 million of non-cash impairment charges recorded in the second quarter, as a result of declining revenues due to the COVID-19 pandemic and civil unrest in Oakland.

With that, I'd like to turn the call back over to Phil for the question-and-answer session.

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Question-and-Answer Session

A - Phil Carlson

Thank you, Megan. First question we have, it has been reported that the illegal cannabis industry has created a surplus supply to the market. Has this had any effect or will it have any effect to Terra Tech in the near future?

Matt Morgan

Yes so, unfortunately the legal market has become very expensive due to taxes and beyond, and this has driven a lot of sales into the black market affecting all cannabis merchants. However people are now starting to become more educated and understand the negative health aspects relate to black market cannabis. I think education needs to continue to increase and tax need to be reevaluated for the regulated market to become competitive. And we see a trending in that direction, Phil.

Phil Carlson

Thanks, Matt. Next question, what is the company doing proactively to prepare for the uncertain market conditions presented by the COVID-19 pandemic?

Matt Morgan

Yes, that's a great question. We're continuing to work on our cost reductions, we've made great strides there today. We are working to get our Hegenberger facility up and running to increase margin and drop more free cash flow to the bottom line. Most importantly we are leveraging the company's balance sheet to make sure we can survive and sustain through these unprecedented times and environment. The company has an active and – opened an eye on the merchant partnerships opportunities to increase economies of scale as well. So we're just trying to keep all options open ourselves.

Phil Carlson

Okay. Next question, what are the competitive advantages of the company's retail strategy in California?

Matt Morgan

We’re really excited about opening the dire facility in Orange County, we feel it's going to give us a strategic advantage in the California marketplace. The benefits of that facility are that it can accommodate significant curbside delivery sales and the large footprint allows us to capture significant foot traffic, while maintaining social distancing requirements. We're working to open up facility as soon as possible.

Phil Carlson

All right. Next question, how will revenue from asset sales match up with the current and proposed burn rates?

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Matt Morgan

Between the Nevada asset sales and our expected ability to monetize our investment Hydrofarm stock, we expect more than enough liquidity sustain for the foreseeable future, Phil. So…

Phil Carlson

Okay, thank you. I'll now turn the call back over to Matt for his closing remarks.

Matt Morgan

Great. Thank you to everyone who sent in questions. Your support means a great deal to us as we seek to maximize Terra Tech’s position as competitive and innovative player in the cannabis market. We're pleased with our progress cutting costs and repositioning Terra Tech as a lean and nimble company, and confident that we have a market leading brand and products that resonate well with our consumers. This will serve us well in the future, we expect many of the challenges we've experienced in the past several months to abate in the second half of 2020, and look forward to strengthening our core competencies and most lucrative assets in the THC business to deliver value in the short-term and put the company in a path to profitability in 2021.

I'd like you to give a special thanks here, as I wrap this up to the accounting team, to the Board of Directors, to all the employees of Terra Tech and also all the shareholders for your continued support. So I look forward to providing you guys with updates on our progress on future quarterly calls. And with that guys, we're going to close the lines.

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